Exhibit 99.15

New Brunswick, NJ (January 20, 2004) - Johnson & Johnson today announced record sales for the fourth quarter of $11.3 billion, an increase of 19.7% over the prior year, which represented operational growth of 14.1% and a currency impact of 5.6%. Domestic sales were up 17.2%, while international sales increased 23.5%, reflecting operational growth of 9.1% and a positive currency impact of 14.4%. Worldwide sales for the year 2003 were $41.9 billion, an increase of 15.3% over 2002, increasing operationally by 10.7% with currency contributing 4.6%.

Net earnings and diluted earnings per share for the fourth quarter were $1.8 billion and $.62, increases of 33.3% and 34.8%, respectively, as compared with the same period in 2002. The fourth quarter included an after-tax gain of $142 million as a result of an arbitration ruling related to a license of certain stent patents. Prior-year fourth-quarter earnings included the effect of an after-tax charge of $54 million associated with attorneys' fees and expenses related to the settlement of an unrelated arbitration proceeding.

Net earnings and diluted earnings per share for the year, as reported, were $7.2 billion and $2.40, increases of 9.1% and 11.1%, respectively, as compared with 2002. Excluding in-process research and development costs, net earnings for the year were a record $8.1 billion and earnings per share were $2.70, representing increases of 19.5% and 21.1% as compared with 2002. The after-tax in-process research and development costs of $915 million and $189 million were related to acquisitions and are reflected in 2003 and 2002 respectively. Further, net earnings for the year 2003 included after-tax income related to the favorable ruling described earlier in the amount of $142 million. Prior-year earnings included the effect of an after-tax charge of $146 million for the settlement of an unrelated arbitration proceeding, including attorneys' fees and expenses.

"Johnson & Johnson had an excellent 2003, again delivering double-digit growth in sales and earnings," said William C.
Weldon, Chairman and Chief Executive Officer. "Each of our business segments made important contributions to the overall growth while continuing to invest in building our businesses for the future. We are especially pleased with the continued strengthening of our Consumer businesses in 2003."

Worldwide, the Medical Devices and Diagnostics segment achieved sales of $14.9 billion in 2003, representing an increase over the prior year of 18.5% with operational growth of 12.8% and a positive impact from currency of 5.7%. Domestic sales increased 15.9%, while international sales increased 21.7% (9.0% from operations and 12.7% from currency).

Cordis was a key contributor to the segment results with the primary driver being the CYPHER Sirolimus-eluting Coronary Stent. This breakthrough treatment for coronary artery disease has been implanted in approximately half a million patients around the world.

Also contributing to the performance of the segment were strong results from DePuy's orthopaedic joint reconstruction and spinal products, Ethicon Endo-Surgery's minimally invasive surgical products and Cordis' Endovascular and Biosense Webster businesses.

During the quarter, the Company announced that it had received marketing clearance from the U.S. Food and Drug
Administration (FDA) to expand the use of its RESTORE
Orthobiologic Soft Tissue Implant on all the tendons of the rotator cuff and to expand the use of its MAMMOTOME Breast
Biopsy System to doctors' offices.

Worldwide Pharmaceutical sales of $19.5 billion for the full year 2003 represented an increase of 13.8% versus the prior year with operational growth of 9.7% and a positive impact from currency of 4.1%. Domestic sales increased 11.3%, while international sales increased 19.4% (6.0% from operations and 13.4% from currency).

Sales growth reflects the strong performance of TOPAMAX, an antiepileptic; ACIPHEX/PARIET, a proton pump inhibitor for gastrointestinal disorders; REMICADE, a treatment for rheumatoid arthritis and Crohn's disease; DURAGESIC, a transdermal patch for chronic pain, and RISPERDAL, an antipsychotic medication. PROCRIT/EPREX, a product for the treatment of anemia, was negatively impacted by increased competition.

During the quarter, the Company announced that it had received FDA approval for RISPERDAL CONSTA (risperidone long-acting injection), the first long-acting, atypical antipsychotic to be approved by the FDA for the treatment of schizophrenia. The Company also received FDA approvals for RISPERDAL (risperidone) as monotherapy or in combination with lithium or valproate for the short-term treatment of bipolar mania; TOPAMAX 200 mg dose for epilepsy, and LEVAQUIN 750 mg five-day, once-daily regimen to treat mild-to-severe community acquired pneumonia.

In addition, the Company submitted supplemental applications to the FDA for REMICADE in the treatment of early rheumatoid arthritis; RISPERDAL as a treatment for autism in children and adolescents; LEVAQUIN oral solution, and LEVAQUIN multi-drug resistant strep pneumonia.

Worldwide Consumer segment sales were $7.4 billion in 2003, an increase of 13.2% over the prior year with operational growth of 9.4% and a positive impact from currency of 3.8%.
Domestic sales increased 10.1%, while international sales increased 17.0% (8.6% from operations and 8.4% from currency).

Strong growth in Consumer sales were achieved by McNeil
Nutritional's SPLENDA sweetener; the skin care lines of NEUTROGENA and AVEENO, and Wound Care products.

Johnson & Johnson, with approximately 110,600 employees, is the world's most comprehensive and broadly based manufacturer of health care products, as well as a provider of related services, for the consumer, pharmaceutical and medical devices and diagnostics markets. Johnson & Johnson has more than 200 operating companies in 54 countries around the world, selling products in more than 175 countries.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2002. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)

For more information on Johnson & Johnson, please visit the Company's website at http://www.jnj.com.